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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees and Shareholders of
Keystone Property Trust:

     We consent to the incorporation by reference in the registration statements (No. 333-58971, 333-59251, 333-67637, 333-74277, 333-77627, 333-89095,
333-92741, 333-31504 and 333-110450) on Form S-3 and (No. 333-70529) on Form S-8
of Keystone Property Trust of our report dated February 19, 2004, with respect to the consolidated balance sheets of Keystone Property Trust as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Keystone Property Trust.

     Our report refers to the fact that effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statements No. 13 and Technical Corrections and SFAS No. 123 Accounting for Stock-Based Compensation. Our report also refers to the fact that effective September 30, 2003, the Company implemented the clarifying guidance of EITF Abstract, Topic D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock and restated its 2002 financial statements.

                                          /s/ KPMG LLP

Philadelphia, Pennsylvania
March 9, 2004